Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement to Form S-8, of our audit report dated August 5, 2022, with respect to the consolidated balance sheets of Netcapital, Inc. as of April 30, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2022.

Spokane, Washington

April 4, 2023